Exhibit 99.2

GL BRANDS, INC. (fka "Freedom Leaf, Inc.") and Subsidiaries

Unaudited Pro Forma Combined Statement of Operations

For the Years Ended June 30, 2019

GL Brands, Inc. & Subs	ECS Labs, LLC & Subs	Pro Forma Statement of Operations

Revenue, net	$2,114,728	$2,834,423	$4,949,151

Operating expenses
Direct costs of revenue	1,786,776	2,081,535	3,868,311
General and administrative	8,966,195	910,458	9,876,653
Depreciation and amortization	1,356,259	47,356	1,403,615
Bad debt expense	211,769	1,084	212,853
Marketing and selling	593,308	95,077	688,385
Total operating expenses	12,914,307	3,135,510	16,049,817

Loss from operations	(10,799,579)	(301,087)	(11,100,666)

Other income (expense)
Interest expense	(63,586)	(24,761)	(88,347)
Gain on settlement of debt	100,000	–	100,000
Interest income	228	42	270
Miscellaneous income	–	(9,777)	(9,777)
Loss on expiration of option	(125,000)	–	(125,000)
Gain/Loss on disposal of assets	(580,458)	–	(580,458)
Loss on impairment of assets	(780,884)	–	(780,884)
Total other income (expense)	(1,449,700)	(34,496)	(1,484,196)

Net loss before non-controlling interest	(12,249,279)	(335,583)	(12,584,862)
Loss attributable to non-controlling interest	51,375	–	51,375
–
Net loss attributable to common stockholders	$(12,197,904)	$(335,583)	$(12,533,487)

Net loss attributable to common stockholders per share - basic and diluted	$(0.05)	$	NA	$(0.04)

Weighted average number of shares outstanding - basic and diluted	223,193,519	86,419,752	(A)	309,613,271

Foreign currency translation gain	13,759	NA	13,759

Total comprehensive loss	$(12,184,145)	$(335,583)	$(12,519,728)

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GL BRANDS, INC. (fka "Freedom Leaf, Inc.") and Subsidiaries

Unaudited Pro Forma Combined Statement of Operations

For the Years Ended June 30, 2019

1.	Description of Transaction

On May 31, 2019, the GL Brands, Inc. (fka Freedom Leaf Inc.) (the “GL Brands”) closed the acquisition of Dallas, Texas based ECS Labs LLC (the “Acquisition”), including its two-wholly owned operating subsidiaries, B&B Labs, LLC, a Texas limited liability company and Texas Wellness Center, a Texas limited liability company, which constitute the “Green Lotus” premium hemp CBD products brand, whereby the GL Brands has acquired all of the issued and outstanding capital stock of ECS Labs, LLC (“ECS Labs”). In exchange, Carlos Frias, Daniel Nguyen, Alex Frias, and Chris Fagan received 86,419,752 shares of common stock, collectively.

ECS Labs was incorporated in the State of Texas on July 21, 2017, under the name of ECS Labs. ECS Labs, focused on producing and distributing Hemp CBD consumer packaged goods sold as food supplements, both under the brand Green Lotus Hemp and for white-label customers. The Company aims to produce the most innovative products for the consumer market domestically and internationally in Mexico, through the relationship with CBD Life. ECS Labs is the first company to supply Hemp CBD consumer packaged goods to the Mexican market on a commercial scale. ECS Labs aims to change the way people view the many hemp products with a focus on reaching a larger demographic. ECS Labs also has futures contracts with hemp biomass producers to ensure cost efficiency. ECS Labs has also partnered up with the largest US hemp biomass processors to further insure efficiency in production. ECS Labs also has a staff with more than 35 years of Pharmaceutical industry experience in R&D and production of products all the way from concept inception to market distribution.

2.	Basis of Pro Forma Presentation

The unaudited pro forma combined financial information was prepared using the acquisition method of accounting and is based on the historical consolidated financial statements of GL Brands and ECS Labs. The acquisition method of accounting is set forth in Accounting Standards Codification (“ASC”) 805, Business Combinations, and uses the fair value concepts defined in ASC 820, Fair Value Measurement. Under the acquisition method of accounting, the assets acquired, and liabilities assumed are generally recorded as of the completion of the purchase at their respective fair values and added to those of the GL Brands. Financial statements and reported results of operations of GL Brands will reflect these fair value adjustments, but the Company’s previously issued historical financial statements will not be retroactively restated.

The unaudited pro forma combined financial information has been prepared based on the historical consolidated financial statements of the GL Brands, and by accounting for the purchase using the acquisition method. The unaudited pro forma combined statements of operations give effect to the purchase as if it had been consummated on July 1, 2018 and combine the historical statements of operations of GL Brands and Subsidiary for the year ended June 30, 2019.

The historical consolidated financial statements have been adjusted in the unaudited pro forma condensed combined financial information to give pro forma effect to events that are: (i) directly attributable to the purchase; (ii) factually supportable; and (iii) with respect to the statement of operations, expected to have a continuing impact on the combined results of operations. The unaudited pro forma combined financial information does not reflect the impact of possible revenue enhancements or cost savings initiatives.

3.	Adjustments to Unaudited Pro Forma Combined Statements of Operations

Presented below are the Notes to the accompanying unaudited proforma combined statements of operations:

(A)	Adjustment is to reflect the 86,419,752 shares issued as consideration for the purchase of ECS Labs.

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